As filed with the Securities and Exchange Commission on June 15, 2011

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

FIRSTCITY FINANCIAL CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	76-0243729
(State or other jurisdiction of	(I.R.S. Employer Identification No.)
incorporation or organization)

6400 Imperial Drive, Waco, TX	76712
(Address of Principal Executive Offices)	(Zip Code)

FirstCity Financial Corporation 2006 Stock Option and Award Plan
FirstCity Financial Corporation 2010 Stock Option and Award Plan
(Full title of the plan)

James T. Sartain.
President and Chief Executive Officer
FirstCity Financial Corporation
6400 Imperial Drive
Waco, Texas 76712
(Name and address of agent for service)

(254) 761-2800
(Telephone number, including area code, of agent for service)

copy to:
Brian D. Barnard
Haynes and Boone, LLP
201 Main Street, Suite 2200
Fort Worth, Texas 76102

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Title of plan	Amount to be registered (1)	Proposed maximum offering price per share (5)	Proposed maximum aggregate offering price (5)	Amount of registration fee (5)
Common Stock, par value $0.01 per share	2006 Stock Option and Award Plan	388,500(2)	$7.43	$2,886,555	$335.13
Common Stock, par value $0.01 per share	2006 Stock Option and Award Plan	111,500(3)	$6.82	$760,430	$88.29
Common Stock, par value $0.01 per share	2010 Stock Option and Award Plan	300,000(4)	$6.82	$2,046,000	$237.54
Total		800,000		$5,692,985	$660.96

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional shares of common stock, $0.01 par value per share (the “Common Stock”) that may become issuable as a result of stock splits, stock dividends, or similar transactions pursuant to the adjustment provision of the FirstCity Financial Corporation 2006 Stock Option and Award Plan and the FirstCity Financial Corporation 2010 Stock Option and Award Plan.

(2)	Such shares are issuable upon the exercise of outstanding options granted under the FirstCity Financial Corporation 2006 Stock Option and Award Plan.

(3)	Such shares are issuable upon the exercise or vesting of stock awards available for future grants under the FirstCity Financial Corporation 2006 Stock Option and Award Plan.

(4)	Such shares are issuable upon the exercise or vesting of stock awards available for future grants under the FirstCity Financial Corporation 2010 Stock Option and Award Plan.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(h) under the Securities Act. The price per share and aggregate offering price are based upon (1) the weighted average exercise price for outstanding options with respect to the 388,500 shares issuable upon the exercise of outstanding options granted under the FirstCity Financial Corporation 2006 Stock Option and Award Plan; and (ii) the average of the high and low prices of the registrant’s Common Stock on June 13, 2011 as reported on the Nasdaq Global Market with respect to the 111,500 shares and 300,000 shares issuable upon the exercise or vesting of stock awards available for future grants under the FirstCity Financial Corporation 2006 Stock Option and Award Plan and the FirstCity Financial Corporation 2010 Stock Option and Award Plan, respectively.

2

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*The documents containing the information specified in Part I of Form S-8 will be sent or given to participants in the FirstCity Financial Corporation 2006 Stock Option and Award Plan and the FirstCity Financial Corporation 2010 Stock Option and Award Plan as specified by Rule 428(b)(1) of the Securities Act. Such documents need not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Securities Act Rule 424. These documents, which include the statement of availability required by Item 2 of Form S-8 and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

We are incorporating by reference in this prospectus the documents that we file with the Commission. This means that we are disclosing important information to you by referring to these filings.  The information we incorporate by reference is considered a part of this prospectus, and subsequent information that we file with the Commission will automatically update and supersede this information.

Any statement contained in a document incorporated or considered to be incorporated by reference in this prospectus shall be considered to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or in any other subsequently filed document that is considered to be incorporated by reference in this prospectus modifies or supersedes such statement.

We incorporate by reference the following documents that we have filed with the Commission:

•                  Annual Report on Form 10-K for the fiscal year ended December 31, 2010, filed on March 31, 2011;

•                  Annual Report on Form 10-K/A for the fiscal year ended December 31, 2010, filed on April 29, 2011;

•                  Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011, filed on May 13, 2011;

•                  The following Current Reports on Form 8-K filed by us with the SEC since December 31, 2010:

•                  Current Report on Form 8-K filed on March 21, 2011;

•                  Current Report on Form 8-K filed on March 24, 2011;

•                  Current Report on Form 8-K filed on May 10, 2011;

•                  Current Report on Form 8-K filed on May 19, 2011; and

•                  The description of our Common Stock contained in our Form 8-A registration statement filed on July 25, 1995 (file No. 0-26500), as amended by our Form 8-A/A filed on August 25, 1995 and our Form 8-A/A No. 2 filed on September 6, 1995, including any amendment or report filed for the purpose of updating such description.

In addition, we incorporate by reference into this prospectus all documents filed by us pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this prospectus and before we have sold all of the securities to which the prospectus relates or the offering is otherwise terminated.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part hereof.

Item 4. Description of Securities

Not applicable.

Item 5. Interests of Named Experts and Counsel

Not applicable.

Item 6. Indemnification of Directors and Officers

Delaware General Corporation Law

Section 145(a) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Section 145(b) of the DGCL provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145(c) of the DGCL provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Section 145(d) of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the stockholders.

Section 145(e) of the DGCL provides that expenses (including attorneys’ fees) incurred by an officer or director in defending any civil, criminal, administrative or investigative action, suit or proceeding may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145. Such expenses (including attorneys’ fees) incurred by former directors and officers or other employees and agents may be so paid upon such terms and conditions, if any, as the corporation deems appropriate.

Section 145(f) of the DGCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding such office.

Section 145(g) of the DGCL provides that a corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under Section 145.

Amended and Restated Certificate of Incorporation

Article EIGHTH of our Amended and Restated Certificate of Incorporation, referred to herein as the certificate, a copy of which is filed as Exhibit 3.1 to this registration statement, provides as follows:

“(a)  A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders; (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law; (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the General Corporation Law of the State of Delaware or any amendment thereto or successor provision thereto; or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this paragraph (a) nor the adoption of any provision of this Amended and Restated Certificate of Incorporation inconsistent wit this paragraph (a) shall eliminate or reduce the effect of this paragraph (a) in respect of any matter occurring, or any cause of action, suit or claim that, but for this paragraph (a) of this Article, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

(b)  The Corporation shall indemnify any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative in nature, by reason of the fact that such person is or was a director, officer, employee, or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan, trust, or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding to the full extent permitted by law, and the Corporation may adopt by-laws or enter into agreements with any such person for the purpose of providing for such indemnification.

(c)  To the extent that a director, officer, employee, or agent of the Corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in paragraph (b) of this Article, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonable incurred by such person in connection therewith.

(d)  Expenses incurred by an officer, director, employee, or agent in defending or testifying in a civil, criminal, administrative or investigative action, suit or proceeding may be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee, or agent to repay such amount if it shall ultimately be determined that such director, officer, employee, or agent is not entitled to be indemnified by the Corporation against such expenses as authorized by this Article, and the Corporation may adopt by-laws or enter into agreements with such persons for the purpose of providing for such advances.

(e)  The indemnification permitted by this Article shall not be deemed exclusive of any other rights to which any person may be entitled under Section 8.5 of the Plan, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person’s official capacity and as to action in another capacity while holding an office, and shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such person.

(f)  Notwithstanding any provision in this Article to the contrary, the Corporation shall not indemnify or advance expenses to any person who was or is a party or is threatened to be made a party to, or testifies in, any threatened, pending or completed action, suit or proceeding if such action, suit or proceeding is based upon or arises out of or is in connection with an event, act or omission occurring prior to October 31, 1992.

(g)  The Corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, employee benefit plan trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the Corporation would have the power to indemnify such person against such liability under the provisions of this Article or otherwise.”

The foregoing summaries are necessarily subject to the complete text of the statutes and the Certificate of Incorporation referred to above and are qualified in their entirety by reference thereto.

Item 7. Exemption from Registration Claimed

Not applicable.

Item 8. Exhibits

Exhibit
No.	Description

5.1*	Opinion of Haynes and Boone, LLP regarding legality of Common Stock being offered

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm

23.2*	Consent of Haynes and Boone, LLP (included in its legal opinion filed as Exhibit 5.1 hereto)

24.1*	Power of Attorney of the Officers and Directors of FirstCity Financial Corporation (included on the signature page)

99.1

FirstCity Financial Corporation 2006 Stock Option and Award Plan (incorporated herein by reference to Appendix A of FirstCity Financial Corporation’s Schedule 14A, Definitive Proxy Statement, filed with the Commission on June 26, 2006)

99.2

Form of Option Award Agreement for Non-Employee Directors under FirstCity Financial Corporation 2006 Stock Option and Award Plan (incorporated herein by reference to Exhibit 10.1 of FirstCity Financial Corporation’s Form 8-K filed with the Commission on October 17, 2007)

99.3

Form of Option Award Agreement for Employees under FirstCity Financial Corporation 2006 Stock Option and Award Plan (incorporated herein by reference to Exhibit 10.2 of FirstCity Financial Corporation’s Form 8-K filed with the Commission on October 17, 2007)

99.4*	Form of Restricted Stock Award Agreement under FirstCity Financial Corporation 2006 Stock Option and Award Plan

99.5

FirstCity Financial Corporation 2010 Stock Option and Award Plan (incorporated herein by reference to Appendix A of FirstCity Financial Corporation’s Schedule 14A, Definitive Proxy Statement, dated October 1, 2009, as amended by supplemental Schedule 14A, Definitive Additional Materials, filed with the Commission on October 1, 2009)

99.6

Amendment Number One to FirstCity Financial Corporation 2010 Stock Option and Award Plan (incorporated herein by reference to Appendix A of FirstCity Financial Corporation’s supplemental Schedule 14A, Definitive Additional Materials, filed with the Commission on November 5, 2009)

99.7*	Form of Restricted Stock Award Agreement under FirstCity Financial Corporation 2010 Stock Option and Award Plan

*      Filed with this Registration Statement.

Item 9. Undertakings

(a)                                  The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)                                 The undersigned registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)                                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Signatures

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Waco, Texas, on the 15th day of June, 2011.

FIRSTCITY FINANCIAL CORPORATION

By:	/s/ James T. Sartain
James T. Sartain
President and Chief Executive Officer

Power of Attorney

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of James T. Sartain and J. Bryan Baker his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign, execute and file with the Securities and Exchange Commission and any state securities regulatory board or commission any documents relating to the proposed issuance and registration of the securities offered pursuant to this registration statement on Form S-8 under the Securities Act of 1933, as amended, including any amendment or amendments relating thereto (and, in addition, any post-effective amendments), with all exhibits and any and all documents required to be filed with respect thereto with any regulatory authority, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises in order to effectuate the same as fully to all intents and purposes as he might or could do if personally present, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or their or his substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 15th day of June, 2011.

Signature	Title

/s/ RICHARD E. BEAN	Chairman of the Board and Director
Richard E. Bean

/s/ JAMES T. SARTAIN	President, Chief Executive Officer
James T. Sartain	and Director (Principal Executive Officer)

/s/ J. BRYAN BAKER	Senior Vice President and Chief
J. Bryan Baker	Financial Officer (Principal Financial
and Accounting Officer)

/s/ C. IVAN WILSON	Vice Chairman of the Board and Director
C. Ivan Wilson

/s/ DANE FULMER	Director
Dane Fulmer

/s/ ROBERT E. GARRISON, II	Director
Robert E. Garrison, II

/s/ D. MICHAEL HUNTER	Director
D. Michael Hunter

/s/ F. CLAY MILLER	Director
F. Clay Miller

/s/ W. P. HENDRY	Director
William P. Hendry

EXHIBIT INDEX

Exhibit
No.	Description

5.1*	Opinion of Haynes and Boone, LLP regarding legality of Common Stock being offered.

23.1*	Consent of KPMG LLP, Independent Registered Public Accounting Firm.

23.2*	Consent of Haynes and Boone, LLP (included in its legal opinion filed as Exhibit 5.1 hereto).

24.1*	Power of Attorney of the Officers and Directors of FirstCity Financial Corporation (included on the signature page).

99.1

FirstCity Financial Corporation 2006 Stock Option and Award Plan (incorporated herein by reference to Appendix A of FirstCity Financial Corporation’s Schedule 14A, Definitive Proxy Statement, filed with the Commission on June 26, 2006)

99.2

Form of Option Award Agreement for Non-Employee Directors under FirstCity Financial Corporation 2006 Stock Option and Award Plan (incorporated herein by reference to Exhibit 10.1 of FirstCity Financial Corporation’s Form 8-K filed with the Commission on October 17, 2007)

99.3

Form of Option Award Agreement for Employees under FirstCity Financial Corporation 2006 Stock Option and Award Plan (incorporated herein by reference to Exhibit 10.2 of FirstCity Financial Corporation’s Form 8-K filed with the Commission on October 17, 2007)

99.4*	Form of Restricted Stock Award Agreement under FirstCity Financial Corporation 2006 Stock Option and Award Plan

99.5

FirstCity Financial Corporation 2010 Stock Option and Award Plan (incorporated herein by reference to Appendix A of FirstCity Financial Corporation’s Schedule 14A, Definitive Proxy Statement, dated October 1, 2009, as amended by supplemental Schedule 14A, Definitive Additional Materials, filed with the Commission on October 1, 2009)

99.6

Amendment Number One to FirstCity Financial Corporation 2010 Stock Option and Award Plan (incorporated herein by reference to Appendix A of FirstCity Financial Corporation’s supplemental Schedule 14A, Definitive Additional Materials, filed with the Commission on November 5, 2009)

99.7*	Form of Restricted Stock Award Agreement under FirstCity Financial Corporation 2010 Stock Option and Award Plan

*      Filed with this Registration Statement.